Exhibit 5.1

LEGAL OPINION

February 8, 2017

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4437
T 303.223.1100 F 303.223.1111

Board of Directors

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, CO 80027

Ladies and Gentlemen:

We are acting as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with the offering and sale by the Company of (A) an aggregate of up to 2,400,000 units (the “Primary Units”), each consisting of (i) one share of the Company’s Class A common stock, par value $0.0001, (“Common Stock”), and (ii) a Series M Warrant to purchase 75% of one share of Common Stock (the “Series M Warrant”); and (B) an aggregate of up to 2,409,639 units (the “Alternative Units”, and together with the Primary Units, the “Units”), each consisting of (i) a prepaid Series N Warrant to purchase one share of Common Stock (the “Series N Warrant”, and together with the Series M Warrant, the “Warrants”), and (ii) a Series M Warrant; and (C) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Units, the Common Stock, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities.”

The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-193718) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), a related prospectus, dated as of February 10, 2014 (the “Prospectus”), and a prospectus supplement, dated as of February 7, 2017 (the “Prospectus Supplement”).

This opinion letter is furnished to you for filing with the Securities and Exchange Commission pursuant to Item 601 of Regulation S-K promulgated under the Securities Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of (i) the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Securities Purchase Agreement under which the Securities will be issued, (iii) the Company’s Articles of Incorporation and Bylaws, (iv) resolutions of the Company’s Board of Directors authorizing the issuance of the Securities, (v) the Warrants, and (vi) such other documents as we have considered relevant.

We have assumed that (i) all information contained in all documents that we have reviewed is correct, (ii) all signatures on all documents that we have reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) each natural person signing a document has sufficient legal capacity to do so.

Based upon the foregoing, it is our opinion that, when issued and delivered in the manner and on the terms described in the Prospectus Supplement, and, with respect to the Warrant Shares, following the exercise of the Warrants in the manner and on the terms described in the Warrants:

1.	the Units will be validly issued, legally valid and binding obligations of the Company,

2.	the Common Stock will be validly issued, fully paid and non-assessable,

3.	the Warrants will be validly issued, legally valid and binding obligations of the Company, and

4.	the Warrant Shares, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the States of Colorado and New York, and do not render any opinion as to legal matters subject to or governed by laws other than the States of Colorado and New York or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

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